                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/x/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PACIFIC SCIENTIFIC COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  ____________________________________________________________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5) Total fee paid:

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:

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FOR IMMEDIATE RELEASE
---------------------

Contact:  John Swenson
          Morgen-Walke Associates
          (415) 296-7383

          Daniel Burch
          Stanley Kay
          MacKenzie Partners
          (212) 929-5748

PACIFIC SCIENTIFIC BOARD REJECTS INADEQUATE KOLLMORGEN OFFER; URGES SHAREHOLDERS NOT TO SUPPORT KOLLMORGEN'S CONSENT SOLICITATION

NEWPORT BEACH, CALIFORNIA, December 22, 1997 -- The Board of Directors of Pacific Scientific Company (NYSE:PSX) has unanimously voted to reject the offer of a subsidiary of Kollmorgen Corporation (NYSE:KOL) to purchase a majority of the shares of Pacific Scientific common stock at a price of $20.50 per share, and Kollmorgen's proposal to enter into an agreement with Pacific Scientific by which Pacific Scientific would merge with Kollmorgen and in which the remaining Pacific Scientific common stock would be converted into the right to receive shares of common stock of Kollmorgen having a nominal value of $20.50 per share. The Board urges Pacific Scientific shareholders not to tender any of their shares to Kollmorgen in connection with this tender offer and not to support Kollmorgen's consent solicitation to call a special meeting to replace the current Board.

The Company stated "After considering a number of factors, including the opinion of our financial advisor, BancAmerica Robertson Stephens, we concluded that the Kollmorgen offer is financially inadequate, subject to a number of significant conditions and not in the best interests of Pacific Scientific or its shareholders. Management strongly believes Kollmorgen has significantly undervalued the strength of the Company."

The Board has authorized management, working with BancAmerica Robertson Stephens, to explore various strategic and other alternatives for maximizing shareholder value, including continuing to pursue its strategic initiatives as an independent company, and also including a possible sale of or other extraordinary transaction involving the Company.

The Board also today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Pacific Scientific Company common stock. Lester "Buck" Hill, Chairman and Chief Executive Officer of
Pacific Scientific Company, stated: "The Rights are designed to assure that all of Pacific Scientific's shareholders receive fair and equal treatment and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Pacific Scientific without paying a fair price." The Board also redeemed the Company's existing Preferred Share Purchase Rights, and delayed the distribution and separation of the new Preferred Share Purchase Rights until such later date as may be determined by the Board or the occurrence of certain events. Accordingly, the new Preferred Share Purchase Rights will trade with the Company's common stock.

Headquartered in Newport Beach, CA, Pacific Scientific designs, manufactures and markets motion control, process control and safety equipment.

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CERTAIN ADDITIONAL INFORMATION: Pacific Scientific Company (the "Company") has
filed consent solicitation materials with respect to a solicitation (the "Company Solicitation") for the purpose of opposing the solicitation of Kollmorgen Corporation (the "Kollmorgen Solicitation") of consents to call a special meeting of the Company's shareholders. The following individuals may be deemed to be participants in the Company Soliciation and as of December 22, 1997 may be considered to beneficially own the number of shares of common stock, par value $1.00 per share of the Company (the "Common Stock") indicated (including in each case shares subject to option): Lester Hill, Chairman and Chief Executive Officer, 250,000 shares; David L. Schlotterbeck, President, 150,000 shares; Winston E. Hickman, Senior Vice President and Chief Financial Officer, 51,000 shares; Walter F. Beran, Director, 6,000 shares; Ralph O. Briscoe, Director, 20,000 shares; Ralph D. Ketchum, Director, 11,500 shares; William A. Preston, Director, 13,000 shares; and Millard H. Pryor, Jr., Director, 7,000 shares. The Company has retained BancAmerica Robertson Stephens ("BARS") to act as financial advisor in connection with matters relating to the Kollmorgen Solicitation. BARS will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. The Company has agreed to indemnify BARS against certain liabilities and expenses. BARS is an investment banking firm that provides a variety of financial services for institutional and individual clients. BARS does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, BARS regularly buys and sells the Company's Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in BARS and its associates having a net "long" or net "short" position in the Company's Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. BARS may assist in the Company Solicitation, which will be carried out by a team of individuals consisting of officers and employees of BARS. In addition, the Company has retained MacKenzie Partners, Inc. ("MacKenzie") to, among other things, assist in the Company Solicitation. MacKenzie will receive reasonable and customary compensation for its services and reimbursement of out-of-pocket expenses in connection therewith.